Exhibit 10.2
SECOND AMENDMENT TO STANDARD OFFICE LEASE

        THIS SECOND AMENDMENT TO STANDARD OFFICE LEASE (this “Second Amendment”) is made this 16th day of December, 2019 (the “Amendment Date”), by ALTURAS SIETE I, LLC, an Idaho limited liability company (“Landlord”), and Castle Biosciences, Inc., a Delaware corporation (“Tenant”), and amends that certain Standard Office Lease dated October 5, 2015 (the “Original Lease”), as previously amended by that certain First Amendment to Lease dated December 4, 2018 (the “First Amendment”, and together with the Original Lease referred to collectively as the “Lease”), between Landlord and Tenant, for the lease of those certain premises that consist of approximately 11,916 rentable square feet known as Suites 125, 130 and 160 (the “Premises”) in the building located at 3737 North 7th Street, Phoenix, Arizona 85014, as follows:
1.EXTENSION OF TERM. The Term is extended by forty-eight (48) months, such that the Expiration Date is July 31, 2027.
2.BASIC RENTAL. Basic Rental shall remain as set forth in Lease through July 31, 2023. Commencing on August 1, 2023 and continuing thereafter, Basic Rental shall be as follows:

Period	Annual Basic Rental Per Rentable Square Foot	Monthly Basic Rental
8/1/23 - 2/29/24	$21.50	$21,349.50
3/1/24 - 2/28/25	$22.00	$21,846.00
3/1/25 - 2/28/26	$22.50	$22,342.50
3/1/26 - 2/28/27	$23.00	$22,839.00
3/1/27 - 7/31/27	$23.50	$23,335.50
Tenant also shall be responsible for and shall pay all applicable rental tax. All such amounts shall be paid concurrently with Monthly Basic Rental.
3. PARKING CHARGES. Effective as of the Amendment Date, all of Tenant’s parking at the Project, as allocated under the Lease, shall be at no additional charge (other than applicable taxes) for the entire Term.
4. OPERATING COSTS. The definition of “Operating Costs” under Section 3(d)(ii) of the Original Lease is hereby deleted in its entirety and replaced with the following:

        “Operating Costs”, which shall mean all costs and expenses paid or incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the infra-building cabling and wiring, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project. Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers' compensation, uniforms and dry cleaning thereof for all personnel who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intra-building cabling and wiring and the adjacent walks and landscaped areas, including janitorial (excluding janitorial contracted for directly by Tenant solely with respect to the Premises, if any), gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services, provided, however, if such personnel’s employment or duties are not exclusively limited to service at the Project on a full-time basis, then the costs of such personnel included within the Operating Costs shall adjusted to reflect only the proportionate share of such costs which reflect the actual time spent on the Project; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; accountant's fees incurred in the preparation of rent adjustment statements (including, without limitation, bookkeeping and other property accounting costs); legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners' association pertaining to the Project; capital expenditures incurred to effect economies of operation of, or stability of services to, the Project or otherwise incurred in order to enhance or upgrade the safety, security, fire/life/safety or other operating systems of the Project, and capital expenditures required by government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act; provided however that any such permitted capital expenditure shall be amortized (with interest at ten percent (10%) per annum) over its useful life and only the amortized portion (together with accrued interest thereon) shall be included in Operating Costs for such year; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator cab carpeting); the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a reasonable property management fee for comparable projects in the Phoenix, Arizona (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); and license, permit and inspection fees relating to the Project.
5. ALTERATIONS. Section 9(c), Section 9(d) and Section 9(e) of the Original Lease are hereby deleted in their entirety and replaced with the following:

(c)Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord's prior written consent; provided that such consent may not be unreasonably withheld, conditioned or delayed if the Alterations are reasonably necessary for the Tenant’s business and are within the general scope of the Tenant Improvements; provided further, however, Tenant shall not be required to obtain Landlord’s consent for any cosmetic alterations, installations, changes or additions in or to the Premises that (a) do not impact the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilation and air conditioning systems of the Project, (b) are not visible from the outside of the interior of the Premises, (c) do not exceed Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate in any one (1) Lease Year, and (d) do not require a permit (“Minor Alterations”). Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary third-party approvals and permits pertaining to any Alterations approved by Landlord or any Minor Alterations. Tenant shall cause all Alterations and Minor Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord's construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations or any Minor Alterations.
(d)Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder's All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of any such Alteration in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) (a “Substantial Alteration”) and naming Landlord as a co-obligee.
(e)Costs and Fees; Removal. If permitted Alterations or Minor Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given prior to the end of the Term, require Tenant at Tenant's expense to remove all partitions, counters, railings, cabling, Improvements and other Alterations or Minor Alterations from the Premises, and to repair any damage to the Premises and the Project caused by such removal. The preceding sentence shall not apply to Landlord’s Work. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant's plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to Alterations (other than Minor Alterations) under this Article 9, Landlord shall be entitled to receive an administrative/coordination fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all reasonable overhead, general conditions, fees and other actual costs and expenses arising from Landlord's involvement with such work.
6. LIENS. The first sentence of Section 10(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:

        Tenant shall keep the Premises and the Project free from any mechanics' liens, vendors liens or any other liens arising out of any Alterations and Minor Alterations performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, including but not limited to the lienholder's claim for legal fees or court costs, together with costs of suit and reasonable attorneys' fees and costs incurred by Landlord in connection with any such claim or action.

7. TENANT’S WORK. Section 10(b) of the Original Lease is hereby deleted in its entirety and replaced with the following:
        (b) Tenant's Work. Tenant shall take all actions reasonably necessary under Applicable Laws to ensure that no liens encumbering Landlord's interest in the Premises arise as a result of any work by or for Tenant within the Premises, including any Alterations (collectively, “Tenant's Work”). With respect to any Substantial Alteration, such actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Maricopa County, Arizona, in accordance with Applicable Laws, and either (i) establish a construction disbursement account, or (ii) furnish and record, in accordance with Applicable Law, a surety bond for the prime contract for the Substantial Alteration at the Premises that meets the requirements of Applicable Law. Tenant shall notify Landlord of the name and address of Tenant's prime contractor who will be performing the Substantial Alteration as soon as it is known. Tenant shall notify Landlord promptly upon the signing of any contract with the prime contractor for any Substantial Alteration to the Premises. Tenant may not enter the Premises to begin initial construction on the Substantial Alteration until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 10(b). Failure by Tenant to comply with the terms of this Section 10(b) (subject to applicable notice and cure periods set forth in this Lease) shall permit Landlord to declare Tenant in default and to terminate this Lease.
8. BASIC SERVICES. Section 11(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:
(a) Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 7:00 a.m. to 7:00 p.m. Mondays through Fridays, and 8:00 a.m. to 2:00 p.m. Saturdays, excepting local and national holidays, air conditioning and heat all in such reasonable quantities as is reasonably necessary for the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. In addition, Landlord, at a cost to be included in Operating Costs, shall assure that electric current, elevator service and water are available to the Premises in such quantities as is reasonably necessary for the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. Janitorial and maintenance services shall be furnished as part of the Operating Costs, five (5) days per week, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intra-building cabling and wiring and plumbing systems all consistent with the comfortable occupancy and use of the Premises by Tenant consistent with Tenant’s Permitted Use. Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause, provided however that Landlord will not engage in a repair of any HVAC, plumbing or electrical system without providing Tenant with reasonable prior written notice, and will endeavor to schedule such reasonable repairs during hours that do not disrupt Tenant’s Permitted Use of the Premises. Notwithstanding the foregoing, if there is any interruption of any such services caused by Landlord’s gross negligence or intentional misconduct, and such interruption continues for ten (10) days following Tenant’s delivery of written notice to Landlord, and Tenant ceases operating at the Premises due to such interruption, then

Tenant shall be entitled to a day for day abatement of Basic Rental and Additional Rent commencing on the eleventh (11th) day following the date of such notice and continuing until such services(s) have been fully restored.

9. AFTER-HOURS USE. Section 11(f) of the Original Lease is hereby deleted in its entirety and replaced with the following:
(f) After-Hours Use. Landlord agrees that heating, ventilation and air conditioning to the Premises shall be available outside of the times provided in Section 11(a) above, subject to the terms of this paragraph. If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Section 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord's standard charge for such after-hours use if such use is on a non-recurring basis. Should Tenant wish to occupy and use the Premises after the dates and times permitted in Section 11(a), then Landlord and Tenant agree to meet and discuss the use during expanded hours ("Expanded Hours"). It is understood and agreed that Tenant may elect to use the Premises on an Expanded Hours basis (e.g., providing a second shift of workers as demand from the Tenant's business increases). Landlord and Tenant agree that should the Tenant operate its business on an Expanded Hour basis then the parties will work together to provide sufficient service (i.e., utilities) to the Premises, with Tenant responsible for reimbursement of any incremental expenses incurred by Landlord for such Expanded Hours use. Notwithstanding anything to the contrary, Tenant shall not be charged after-hours HVAC charges for cooling specific to its server room.
10. TENANT INDEMNITY. The last sentence of Section 13(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:
        Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting where the damage or injury is caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties.
11. LANDLORD INDEMNITY. Section 13(d) of the Original Lease is hereby deleted in its entirety and replaced with the following:

        (d) Landlord Indemnity. Landlord shall indemnify, defend and hold Tenant, its subsidiaries, partners, parental and other affiliates and their respective members, shareholders, officers, directors, employees and contractors harmless from any and all claims, liabilities, damages, expenses and losses arising from Landlord’s gross negligence or willful misconduct in connection with the operation by Landlord of the Project.

12. INCREASES TO TENANT INSURANCE. The last sentence of Section 14(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:

        Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord; provided, however, in no event shall Landlord have the right to request any increased insurance amounts or additional coverages more than once every three (3) years during the Term.

13. LANDLORD’S INSURANCE. Section 14(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:
        (c) Landlord's Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord shall carry, in commercially reasonable amounts,: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.
14. ASSIGNMENT AND SUBLETTING. The first sentence of Section 15 of the Original Lease is hereby deleted in its entirety and replaced with the following:
        Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant's employees agents, visitors, guests, invitees or licensees without the prior written consent of Landlord, which such consent shall not be unreasonably withheld, conditioned or delayed.
15. LANDLORD RECAPTURE. Section 15(e) of the Original Lease is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary contained in this Article 15, Landlord shall have the option, by giving written notice to Tenant (“Landlord's Recapture Notice”) within thirty (30) days after Landlord's receipt of a request for consent to a proposed Transfer, to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer (hereinafter, the “Recapture Space”), unless Tenant agrees to revoke its request for Landlord’s Consent to a proposed Transfer within five (5) days following Tenant’s receipt of such written notice from Landlord, in which event this Lease shall continue in full force and effect notwithstanding the prior request from Tenant. If this Lease is so terminated with respect to less than the entire Premises, (i) the Basic Rental and Tenant's Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same, and (ii) Tenant shall be responsible for all costs incurred by Landlord in connection with separately demising the Recapture Space separate and apart from the balance of the Premises, including without limitation, all ductwork, systems work, demising wall installation and compliance with governmental requirements relating thereto (“Landlord's Recapture Costs”). Tenant shall reimburse Landlord for Landlord's Recapture Costs within ten (10) business days following written demand therefor from Landlord. The effective date of any such termination shall be set forth in Landlord's Recapture Notice.
16. DAMAGE OR DESTRUCTION. Section 16 of the Original Lease is hereby deleted in its entirety and replaced with the following:
If the Project is damaged by fire or other insured casualty, the damage shall be repaired by Landlord and provided such repairs can, in Landlord's sole opinion, be completed within two hundred seventy (270) days after commencement of the necessity for repairs, without the payment of overtime or other premiums, and until such repairs are completed, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). If repairs cannot, in Landlord's opinion, be completed within two hundred seventy (270) days after the necessity for repairs this Lease shall instead terminate, by notifying Tenant in writing of such termination within sixty (60) days after Landlord makes such a determination, with such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after Landlord or Tenant, as applicable, learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except as otherwise expressly set forth in this Lease, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage.
17. EMINENT DOMAIN. Section 18 of the Original Lease is hereby deleted in its entirety and replaced with the following:
If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord's option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the loss of Tenant’s leasehold interest or the interruption of, or damage to, Tenant's business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the

Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Applicable Law, to terminate the Lease in the event of a partial taking.

18. DEFAULT. Section 19(c) and Section 19(g) of the Original Lease are hereby deleted in their entirety and replaced with the following:
        (c) Abandonment or vacating or failure to accept tender of possession of the Premises or any significant portion thereof for more than sixty (60) continuous days;
        (g) Tenant's failure to observe or perform according to the provisions of Article 7, Article 14, Article 17, Article 25 or Article 28 within ten (10) business days after notice from Landlord; or
        Additionally, Section 19(i) of the Original Lease is hereby deleted in its entirety.

19. ESTOPPEL CERTIFICATE. Article 25 of the Original Lease is hereby deleted in its entirety and replaced with the following:
Landlord and Tenant, as applicable, shall, at any time and from time to time, upon not less than ten (10) days’ prior written notice from the other party, execute, acknowledge and deliver to the other party a statement in writing (the “Estoppel Certificate”) certifying the following information, (but not limited to the following information if further information is requested): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's security deposit, if any; and (iv) acknowledging that there are not, to Landlord or Tenant's knowledge, as applicable, any uncured defaults on the part of the other party hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of such party hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement contained in the Estoppel Certificate delivered by Landlord or Tenant as provided herein may be relied upon by any prospective purchaser, assignee, transferee or encumbrancer of all or any portion of the Real Property. A party’s failure to deliver such statement within such time shall constitute an admission by such party that all statements contained therein are true and correct

20. LIABILITY OF LANDLORD. Article 26 of the Original Lease is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises.
21. HAZARDOUS WASTE.
(a) Notwithstanding anything in the Original Lease to the contrary, (i) Tenant shall be allowed to store and use reasonable amounts of commercially available cleaning products, printing inks and other products for normal office operations, in compliance with all Laws, without the consent of Landlord, (ii) with the prior written consent of Landlord, and subject to additional reasonable requirements imposed by Landlord, Tenant shall be allowed to generate, produce, bring upon, use, store, treat or dispose of any Hazardous Materials to the extent such Hazardous Materials are consistent with Tenant’s business and so long as such generation, production, usage, storage and disposal are in compliance with all Laws, and (iii) Landlord hereby consents to and approves of, and Tenant shall be permitted to generate, produce, bring upon, use, store, treat or dispose of, in compliance with all Laws, those certain Hazardous Materials described on Exhibit “A” attached hereto (the “Pre-Approved Hazardous Materials”).
(b) Landlord and Tenant hereby further agree that (i) the indemnification from Tenant to Landlord under Section 28(a) of the Original Lease shall not apply to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees or agents or to the extent any of the foregoing was caused or necessitated by the presence or existence of any Hazardous Materials on the Project prior to the Effective Date of this Lease, and (ii) the cost of complying with Laws relating to Hazardous Material on the Project for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Cost (and Tenant shall pay Tenant's Proportionate Share thereof in accordance with and subject to the limitations set forth in the Lease, as modified by this Second Amendment) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Section 28(a) of the Lease, as modified by this Second Amendment, or is made the responsibility of Landlord as a result of the gross negligence or willful misconduct of Landlord and/or the Landlord Parties.
22. CONFIDENTIALITY. Landlord and Tenant agree that the Parties’ obligations under Section 30(s) of the Original Lease are subject to disclosures otherwise required by law or securities regulations.
23.  RIGHT TO EXTEND TERM. Landlord and Tenant hereby agree as follows:
(a) If there is no continuing Event of Default by Tenant and the Tenant is occupying the Premises and has not otherwise assigned or sublet all or any portion of the Leased Premises, then Tenant shall have the right to extend the Term for up to two (2) terms of five (5) years each (the “First Extended Term” and “Second Extended Term” respectively and each an “Extended Term” and together “Extended Terms”), by giving Landlord written notice of its intention to do so (an “Extension Notice”) not sooner than three hundred sixty-five (365) days and not later than two hundred seventy (270) days prior to the expiration of the original Lease Term or the First Extended Term, as applicable. The Extended Terms shall be upon all of the terms and conditions of this Lease, except that Landlord and Tenant hereby acknowledge and agree that Basic Rental payable during the first twelve (12) months of each of the Extended Terms shall be shall be the greater of Fair Market Rental Value (as defined below) or the then-current Basic Rental, and that Basic Rental for each subsequent twelve (12) month period during the applicable portion of each Extended Term shall be equal to the Basic Rental in effect immediately prior to the commencement of such succeeding twelve (12) month period of the applicable Extended Term multiplied by one hundred three percent (103%).

(b) For the purposes of this Lease, the “Fair Market Rental Value” shall mean the then-prevailing annual market rental value, for office space of comparable size, quality and location to the Premises in comparable buildings in the Phoenix, Arizona market. Promptly after receiving the Extension Notice, Landlord shall provide Tenant with Landlord’s good faith determination of the Fair Market Rental Value for the first twelve (12) months of the applicable Extended Term. Within fifteen (15) days after Tenant’s receipt of Landlord’s determination, Tenant shall notify Landlord whether Tenant accepts or rejects such determination. If Tenant fails to notify Landlord within such fifteen (15) day period, Tenant shall be deemed to have accepted such determination. If Tenant delivers to Landlord timely notice of its objection to such determination, Landlord and Tenant shall use good faith efforts to agree upon the Fair Market Rental Value within thirty (30) business days following Landlord’s receipt of Tenant’s notice of objection (the “Outside Agreement Date”). If Landlord and Tenant are unable to so agree by the Outside Agreement Date, then Landlord and Tenant shall have the Fair Market Rental Value determined in accordance with the so-called “baseball” method of determination, as summarized below.
(c) Within thirty (30) days after the Outside Agreement Date, Landlord and Tenant shall, at each of their own cost and expense, each determine and report to the other in writing their final determination of the Fair Market Rental Value. If such respective determinations are within five percent (5%) of each other, the Fair Market Rental Value shall be the average of such amounts. However, if after receiving such determinations, Landlord and Tenant are unable to agree on the Fair Market Rental Value (and the respective amounts are not within five percent (5%) of each other), then, within fifteen (15) days after receipt of such determinations, Landlord and Tenant shall jointly appoint an independent arbitrator (the “Arbitrator”) with experience in real estate activities, including at least ten (10) years’ experience serving as a broker in transactions involving commercial office space of comparable size and quality to the Premises in the Phoenix, Arizona market, which Arbitrator shall, within twenty (20) days following the Arbitrator’s appointment, determine and report in writing to Landlord and Tenant the Fair Market Rental Value by selecting either Landlord’s or Tenant’s determination of the Fair Market Rental Value, according to whichever of the applicable determinations is closer to the Fair Market Rental Value, as determined by the Arbitrator. If Landlord and Tenant cannot agree on the Arbitrator in accordance with the foregoing, Landlord and Tenant may appoint a mutually approved third-party such as a judge or arbitration service to appoint the Arbitrator in accordance with the criteria stated in this Section. The appointed Arbitrator shall have no discretion other than to select Landlord’s or Tenant’s determination of the Fair Market Rental Value as aforesaid. The cost and expense of the Arbitrator and any third-party appointed to select the Arbitrator shall be shared equally by Landlord and Tenant, and each of Landlord and Tenant shall reasonably cooperate with the Arbitrator in providing documentation and any other reasonable evidence regarding how Landlord or Tenant, as applicable, arrived at its determination of the Fair Market Rental Value. If the Extended Term commences prior to the final determination of the Fair Market Rental Value, Tenant shall pay to Landlord the Basic Rental payable during the prior twelve (12) month period pending resolution of the Fair Market Rental Value, subject to adjustment upon resolution of such Fair Market Rental Value. Any amount owing to Landlord or Tenant based on the final resolution of the Fair Market Rental Value shall be paid by the applicable party to the other party within thirty (30) days following final determination of the Fair Market Rental Value.
24. RIGHT OF FIRST OFFER. Article 32 of the Original Lease is hereby deleted in its entirety and replaced with the following:
If there is no continuing Event of Default by Tenant and the Tenant is occupying the Premises and has not otherwise assigned or sublet all or any portion of the Leased Premises, then during the period commencing upon execution of this Second Amendment and expiring on the last day of the twenty-fourth (24th) month thereafter (the "ROFO Period"), Tenant shall have a Right of First Offer ("ROFO") to lease any space contiguous to the Premises that is leased as of the date of this Lease and subsequently becomes available, pursuant to the terms set forth in this paragraph. Landlord shall notify Tenant of any such space becoming available during the ROFO Period and Tenant shall have three (3) days after such notification to notify Landlord that Tenant elects to lease such space. If Tenant fails to deliver notice to Landlord of its election to exercise the ROFO, Tenant shall be deemed to have elected not to exercise the ROFO. The base rent, terms and conditions for the ROFO space shall be those set forth in Landlord's ROFO notice, provided, however, the terms set forth in Landlord's ROFO notice must provide that (a) the Work Allowance shall be proportionately adjusted for the portion of the Term remaining under the Lease, and (b) the lease term shall be coterminous with the Term. This ROFO shall be personal to Tenant, and is not transferable. Any attempted assignment or transfer by Tenant of the ROFO shall be null and void.
25. RULES AND REGULATIONS. Landlord and Tenant hereby agree as follows:
(a) Item 31 of the Rules and Regulations set forth in Exhibit “B” of the Original Lease is hereby amended to define “Normal Business Hours” as between the hours of 7:00 A.M. and 7:00 P.M. Monday through Friday, 8:00 A.M. and 2:00 P.M. Saturday, but excluding legal holidays.
(b) Item 37 of the Rules and Regulations set forth in Exhibit “B” of the Original Lease is hereby deleted in its entirety.
26. REAL ESTATE BROKERAGE. Tenant represents that it has not had dealings with any real estate broker, finder or other person with respect to this Second Amendment, other than Cushman & Wakefield, who represents Landlord (the “Broker”), and that Tenant is not represented by a real estate broker, finder or other person with respect to this Second Amendment. Landlord shall pay the Broker a commission with respect to this Second Amendment pursuant to a separate agreement. If any other person shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or for performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party for, from and against any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys’ fees and litigation and court costs, in connection with such claim or any action or proceeding brought on such claim.
27. CONDITION OF PREMISES. Tenant is in possession of and has accepted the Premises. Tenant acknowledges that all work to be performed by Landlord in the Premises as required by the terms of the Lease has been satisfactorily completed and all allowances to be paid by Landlord as required by the terms of the Lease have been paid in full.
28. EXISTING CLAIMS. Tenant represents and warrants that there are no existing claims or causes of action against Landlord arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Tenant has against the enforcement of the Lease by Landlord. Similarly, Landlord represents and warrants that there are no existing claims or causes of action against Tenant arising out of the Lease, either currently or that would exist with the giving of notice or with the passage of time, nor are there any existing defenses that Landlord has against the enforcement of the Lease by Tenant.
29. MISCELLANEOUS. Except as set forth in this Second Amendment, the Lease shall continue in full force and effect. This Second Amendment supersedes and replaces all previous terms in the Lease that may conflict with the terms in this Second Amendment. Capitalized terms used in this Second Amendment without definition will have the meaning stated in the Lease. This Second Amendment may be executed in counterparts and/or with scanned and emailed .pdf signatures and/or facsimile signatures. The warranties contained in this Second Amendment are made and given in addition to, and not in lieu of, any other warranties made in the Lease.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the Amendment Date.

LANDLORD:

ALTURAS SIETE I, LLC,
an Idaho limited liability company

        By:  Alturas Capital Partners, LLC,
         a Delaware limited liability company
        Its: Manager

By:	/s/ Travis Barney
Print Name:	Travis Barney
Title:	Chief Credit Officer

TENANT:

Castle Biosciences, Inc.,
a Delaware corporation

By:	/s/ Derek Maetzold
Print Name:	Derek Maetzold
Title:	President and CEO

EXHIBIT “A”
PRE-APPROVED HAZARDOUS MATERIALS
In the normal course of operation, the Castle laboratory uses and generates small quantities of chemicals and chemical waste (inventory list attached). All such chemicals are handled and processed according to standard Hazardous Materials protocols (Title 49 CFR). Castle maintains and will continue to maintain contracts with third party specialty vendors for both removal of chemical by-product as well as any/all material designated as medical waste.
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